SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Aviragen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-1212264
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Northwinds Parkway, Suite 100

Alpharetta, GA 30009

(Address of principal executive offices) (Zip Code)

Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan

Inducement Stock Option Awards to Various Employees

(Full title of the Plans)

Joseph M. Patti

Chief Executive Officer and President

Aviragen Therapeutics, Inc.

2500 Northwinds Parkway, Suite 100

Alpharetta, GA 30009

(Name and address of agent for service)

(678) 221 3343

(Telephone number, including area code, of agent for service)

With a copy to:

David S. Rosenthal, Esq.

Dechert LLP

1095 Avenue of Americas

New York, New York 10036
(212) 698-3616

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share (1)	9,244,081	$1.30 (4)	$12,017,305 (4)	$1392.81
Common Stock, par value $0.10 per share (2)	320,000	$1.39 (5)	$443,200 (5)	$51.37

(1)

Represents 4,794,137 shares of common stock of the Registrant, par value $0.10 per share (“Common Stock”) available for issuance under the Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”) and 4,449,944 shares of Common Stock that are subject to outstanding awards (the “Outstanding Award Shares”) under the Biota Pharmaceuticals, Inc. 2007 Omnibus Equity and Incentive Plan (the “Prior Plan”). On November 10, 2016, the Company’s stockholders approved the Plan, which replaced and superseded the Prior Plan. Pursuant to Section 5.1 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plan are forfeited or otherwise terminate. The Outstanding Award Shares include shares subject to options and restricted stock unit awards that were granted under the Prior Plan.

(2)

Represents shares of Common Stock which are issuable upon the exercise of stock options granted outside of the Registrant’s equity compensation plans to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement Option Awards”).

(3)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Plan or the Inducement Option Awards pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(4)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling price per share of Common Stock on December 12, 2016, as reported by the Nasdaq Stock Market.

(5)	Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the Inducement Option Awards.

EXPLANATORY NOTE

This Registration Statement on Form S-8 covers 4,794,137 shares of common stock of the Registrant, par value of $0.10 per share (the “Common Stock”) available for issuance under the Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”) and 4,449,944 shares of Common Stock that are subject to outstanding awards (the “Outstanding Award Shares”) under the Biota Pharmaceuticals, Inc. 2007 Omnibus Equity and Incentive Plan (the “Prior Plan”).

This Registration on Form S-8 also registers shares of Common Stock issuable upon the exercise of options granted to certain individuals to induce such individuals to accept employment with the Registrant (the “Inducement Option Awards”). The Inducement Option Awards were granted as detailed below:

•	a non-qualified stock option to purchase 200,000 shares of Common Stock of the Registrant granted to Jonas Niaura on June 30, 2016 and
•

non-qualified stock options to purchase an aggregate of 120,000 shares of Common Stock of the Registrant granted to two employees, in connection with the commencement of such employees’ employment with the Registrant, on September 7, 2016.

The Inducement Option Awards were approved by the Registrant’s Compensation Committee in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Option Awards were granted outside of the Plan and the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the Commission on September 13, 2016;

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 8, 2016;

(c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on July 13, 2016, July 15, 2016, October 11, 2016 and November 10, 2016;

(d)           The description of the Registrant’s Common Stock contained in the Registrants’ Registration Statement on Form 8-A filed with the Commission on August 25, 2011, together with any amendment or report filed with the Commission for the purpose of updating such description; and

(e)           All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (ii) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (iii) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (iv) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Registrant has purchased liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

3.1	Form of Restated Certificate of Incorporation of Aviragen Therapeutics, Inc., incorporated by reference to Exhibit 3.1 of Aviragen Therapeutics, Inc.’s Form 10-K filed September 13, 2016 (Reg. No. 001-35285).

3.2	Restated Bylaws of Aviragen Therapeutics, Inc., incorporated by reference to Exhibit 3.2 of Aviragen Therapeutics, Inc.’s Form 10-K filed September 13, 2016 (Reg. No. 001-35285).

4.1	Form of Common Stock Certificate, incorporated herein by reference to Exhibit 4.1 of Aviragen Therapeutic, Inc.’s Form 10-K filed March 15, 2007 (Reg. No. 000-4829-08651814).

4.2	Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan, incorporated by reference to Appendix A to Aviragen Therapeutics, Inc.’s Definitive Proxy Statement on Schedule 14A filed on September 27, 2016 (Reg. No. 001-35285).

5.1	Opinion of Dechert LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

99.1	Form of Non-Plan Stock Units Agreement, incorporated by reference to Aviragen Therapeutics, Inc.’s Form 8-K filed November 14, 2012 (Reg No. 001-35285-121206005).

Item 9.                   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.              to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.            to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, Georgia, on the 16th day of December, 2016.

AVIRAGEN THERAPEUTICS, INC.

By:	/s/ Joseph M. Patti
Joseph M. Patti
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph M. Patti and Mark P. Colonnese, his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph M. Patti	Director, Chief Executive Officer and President	December 16, 2016
Joseph M. Patti	(Principal Executive Officer)

/s/ Mark P. Colonnese	Chief Financial Officer and Executive Vice President	December 16, 2016
Mark P. Colonnese	(Principal Financial Officer and Principal Accounting Officer)

/s/ Russell H. Plumb	Chairman	December 16, 2016
Russell H. Plumb

/s/ Anne VanLent	Director	December 16, 2016
Anne VanLent

/s/ Armando Anido	Director	December 16, 2016
Armando Anido

/s/ Geoffrey Cox	Director	December 16, 2016
Geoffrey Cox

/s/ Michael Dougherty	Director	December 16, 2016
Michael Dougherty

/s/ John P. Richard	Director	December 16, 2016
John P. Richard